Exhibit 21

WESTAMERICA BANCORPORATION

Subsidiaries as of December 31, 1996
                                               State of Incorporation
                                               ----------------------
Westamerica Bank                               California
Bank of Lake County                            California
Community Banker Services Corporation          California
Westcore                                       California
Westamerica Commercial Credit, Inc.            California